Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

tw telecom Reports Third Quarter 2008 Results

— Achieved 35.2% M-EBITDA margin, a 370 basis points expansion year over year —

— Delivered $38 million levered free cash flow year to date from ($2) million a year ago —

— Grew EPS to $.03 per share from ($.08) per share a year ago —

LITTLETON, Colo. – November 5, 2008 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its third quarter 2008 financial results, including $291.6 million of revenue, $102.6 million in Modified EBITDA1 (“M-EBITDA”) and net income of $3.8 million.

“We delivered ongoing strong cash flow and margins and grew net income against the back drop of economic headwinds,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “Demand remains steady as customers continue to experience growing bandwidth needs to run their businesses, ongoing requirements for disaster recovery solutions, and are looking for cost effective solutions, particularly in this environment. We provide efficient and innovative customer solutions, which along with our strong balance sheet and low market penetration, put us in an excellent position to invest in the right opportunities to capture additional market share in this slower economy.”

Highlights for the Quarter

For the quarter ending September 30, 2008, the Company –

•	Grew total revenue .5% sequentially and 6% year over year

•	Grew enterprise revenue 25 consecutive quarters including 2% sequentially and 11% year over year

•	Grew enterprise revenue to 73% of total revenue from 70% in the same period last year

•	Grew data and Internet revenue 5% sequentially and 24% year over year

•	Grew M-EBITDA 4% sequentially and 19% year over year

•	Achieved a 35.2% M-EBITDA margin, a 120 basis point improvement sequentially and 370 basis points year over year

•	Delivered $9.4 million of levered free cash flow[4], representing 3% of revenue, which included $2.9 million for integration and branding expenditures

Business Trends

“Our results for the quarter reflected ongoing cost savings and revenue contribution which resulted in strong M-EBITDA margin and levered free cash flow,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We continue to be in a strong liquidity position with no significant debt maturities until 2013, no financial maintenance covenants9, $334 million in cash, and an undrawn revolver, which provides us a great deal of flexibility to make the right investments for ongoing opportunities.

“Sales remained steady, increasing sequentially and year over year, as well as year-to-date compared to the same period last year. Sales are recognized as revenue when they are installed. The time to install varies based on the complexity of the customer solution and can often take three to six months. Our revenue growth for the quarter was pressured by the timing of revenue churn10 and customer installations, as well as the impact from disputes, which together had a significant impact on revenue growth,” said Peters.

“Over the past year we have seen an increase in the amount of revenue churn, which reflects the impacts of the economy and acquired customers,” said Peters. Revenue churn has grown from 1% in the last half of last year to 1.2% for the past two quarters. The Company continues to see a concentration of this churn from the acquired customer base that buys less complex services, especially smaller customers, as well as mortgage-related businesses and carriers. The Company expects this higher revenue churn may continue.

Customer churn10 was 1.5% for the current and prior quarter. The majority of the customer turnover was from small acquired2 customers that are below the Company’s service profile and the Company expects this churn will continue.

The Company continues to expect normal business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing of sales and installations, seasonality of sales and usage, disputes, repricing of contract renewals and ongoing revenue churn, which includes the impact from carrier customers related to their consolidation activities and network grooming.

The Company rebranded itself as tw telecom on July 1, 2008 and expects to spend less than $1 million in capital and operating costs to complete the name change in the fourth quarter.

Capital Expenditures

Excluding integration and branding investments, capital expenditures were $73.3 million for the quarter compared to $52.8 million for the same period last year, and $65.5 million for the prior quarter. The sequential increase reflected strong customer driven success-based capital investments and expanded network reach and capacity. Integration and branding capital expenditures were $2.6 million for the quarter as compared to $6.4 million for the same period last year, and $2.9 million for the prior quarter. For 2008, the Company expects total capital expenditures to be approximately $275 million.

Year over Year Results –Third Quarter 2008 compared to Third Quarter 2007

Revenue

Revenue for the quarter was $291.6 million compared to $274.8 million for the third quarter last year, representing a year over year increase of $16.8 million, or 6%. Key changes in revenue included:

•	$20.6 million increase in revenue from enterprise customers, or 11% year over year, representing 25 consecutive quarters of enterprise growth

•

$1.8 million decrease in revenue from carriers. Growth in new sales was outpaced by disconnects, including $1.9 million lost revenue from one wireless customer and repricing of renewed customer contracts

•	$2.0 million decrease in intercarrier compensation related to rate reductions

By product line, the percentage change in revenue year over year was as follows:

•	24% increase for data and Internet services[5], primarily due to continued success with Ethernet and IP-based product sales

•	2% increase for voice services[6], primarily due to bundled and other local product sales

•	3% decrease for network services[7], primarily due to customer disconnects and repricing of contracts

M-EBITDA and Margins

M-EBITDA grew to $102.6 million for the quarter from $86.4 million for the same period last year, a 19% increase, or $16.2 million. The increase in M-EBITDA primarily reflects contribution from revenue growth and integration cost synergies. Included in M-EBITDA are integration and branding expenses. Effective in 2008, the Company continues to separately track integration related capital expenditures but is no longer tracking any remaining operating-related integration expenses. Branding expenses totaled $.3 million for the quarter and integration and branding expenses totaled $1.2 million for the same period last year.

Operating costs for the quarter increased primarily due to increased network access costs associated with additional sales, and higher employee and utility costs, offset by integration cost synergies. Operating costs as a percent of revenue declined to 42% for the current period compared to 43% for the same period last year, reflecting synergies and scaling of the business.

Selling, general and administrative costs (“SG&A”) decreased year over year reflecting lower integration costs, integration synergies, other cost containment efforts and favorable tax settlements, partially offset by higher employee, bad debt, and branding expenses. Bad debt expense was $3.1 million for the quarter and $1.9 million for the same period last year, representing 1.1% of quarterly revenue for the current quarter and .7% for the same period last year. SG&A costs as a percent of revenue declined to 24.5% for the quarter as compared to 27.5% for the same period last year reflecting favorable tax settlements, cost containment efforts, synergies and scaling of the business.

Modified gross margin8 was 58.1% for the current quarter compared to 57.2% for the same period last year, a 90 basis point improvement. M-EBITDA margin for the quarter was 35.2% as compared to 31.5% for the same period last year, a 370 basis point improvement. The improvement in margins between periods primarily reflects synergies and scaling of the business.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income and Loss

For the quarter the Company reported net income of $3.8 million, or $0.03 per share compared to a net loss of $11.6 million, or a loss of $0.08 per share for the same period last year. Net income for the quarter reflects strong M-EBITDA growth, a decrease in net interest costs, and an increase in the impairment loss on certain long-term investments.

Sequential Results –Third Quarter 2008 compared to Second Quarter 2008

Revenue

Revenue for the quarter was $291.6 million, as compared to $290.2 million for the second quarter, an increase of $1.4 million, or .5%. Key changes in revenue included:

•

$3.5 million increase in enterprise revenue, or 2% sequentially, from enterprise customers. Enterprise revenue was dampened sequentially by the timing of customer installations and churn. Churn included the impacts of the acquired customer base that buys less complex services, especially smaller customers, as well as mortgage-related businesses

•	$1.9 million decrease in revenue from carrier customers including new sales offset by fluctuations in disputes, repricing of renewed customer contracts and the timing of churn and installations

By product line, the percentage change in revenue sequentially was as follows:

•	5% increase for data and Internet services, primarily due to continued success with Ethernet and IP based product sales

•	1% decrease for voice services, reflecting ongoing sales offset by customer churn

•	3% decrease in network services primarily due to fluctuations in disputes, ongoing disconnects and contract repricing

M-EBITDA and Margins

M-EBITDA was $102.6 million for the quarter, compared to $98.8 million for the prior quarter, a 4% increase. Included in M-EBITDA were branding expenses which totaled $.3 million for the quarter and $2.2 million for the prior quarter.

Operating costs as a percent of revenue were 42% for both quarters. SG&A costs decreased reflecting lower total employee and branding costs and favorable tax settlements. SG&A represented 24.5% of revenue for the third quarter compared to 26% for the second quarter.

Modified gross margin was 58.1% compared to 58.5% for the prior quarter. M-EBITDA margin was 35.2% for the quarter, compared to 34.0% for the prior quarter, a 120 basis point expansion. Excluding expenses associated with the Company’s brand launch, M-EBITDA margin was 35.3% for the quarter compared to 34.8% for the prior quarter. The change in M-EBITDA and margins primarily reflects revenue growth and integration cost synergies.

Net Income

For the quarter the Company reported net income of $3.8 million, or $0.03 per share compared to a net income of $.7 million, or $0.00 per share for the prior quarter. Net income reflects strong M-EBITDA growth partially offset by a net decrease in the impairment loss on certain long-term investments.

Summary

“tw telecom is in a solid strategic position with strong liquidity and ongoing opportunities to grow the business,” said Herda. “We continue our consistent approach to the business with a differentiated model with fiber based metro capabilities and remain focused on long term growth by further penetrating the enterprise market place and growing our market share.”

tw telecom plans to conduct a webcast conference call to discuss its earnings results on November 6, 2008 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)	Acquired customer base reflects the acquisition of Xspedius Communications, LLC on October 31, 2006.

(3)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5)

Data and Internet services include services that enable customers to interconnect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, toll free services, and VoIP.

(7)

Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(8)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(9)	The Company does not have any maintenance debt covenants on its current debt instruments unless it draws its unused revolver. See the Company’s SEC filings for a full description of other debt terms.

(10)

The Company defines revenue churn as the lost monthly billing from disconnects (excluding repricing impacts) over the quarter compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer disconnects divided by the average monthly customer count.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2008 and beyond, including expansion plans, growth prospects, churn, business fluctuations, sales activity, timing of sales and installations, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, expected cost synergies, integration and branding costs, market opportunities, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company's filings with the SEC, especially the section entitled "Risk Factors" in its 2007 Annual Report on Form 10-K. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	Growth %	2008	2007	Growth %
Revenue
Data and Internet services	$102,282	$82,359	24%	$292,390	$230,780	27%
Network services	96,152	98,669	-3%	291,762	296,229	-2%
Voice services	83,927	82,475	2%	251,707	242,700	4%

Service Revenue	282,361	263,503	7%	835,859	769,709	9%
Intercarrier compensation	9,258	11,290	-18%	28,514	34,494	-17%

Total Revenue	291,619	274,793	6%	864,373	804,203	7%

Expenses
Operating costs	123,051	118,412		365,146	350,859

Gross Margin	168,568	156,381		499,227	453,344
Selling, general and administrative costs	71,408	75,695		221,371	223,792
Depreciation, amortization, and accretion	71,537	71,580		212,315	206,325

Operating Income	25,623	9,106		65,541	23,227
Interest expense	(18,771)	(22,623)		(58,310)	(68,794)
Interest income	1,518	4,528		5,742	13,614
Other loss	(3,672)	(2,415)		(7,767)	(2,415)

Income (Loss) before income taxes	4,698	(11,404)		5,206	(34,368)
Income tax expense	897	179		1,650	609

Net Income (Loss)	$3,801	($11,583)		$3,556	($34,977)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$168,568	$156,381		$499,227	$453,344
Add back non-cash stock-based compensation expense	824	897		2,552	2,607

Modified Gross Margin	169,392	157,278	8%	501,779	455,951	10%

Selling, general and administrative costs	71,408	75,695		221,371	223,792
Add back non-cash stock-based compensation expense	4,646	4,848		14,359	13,583

Modified EBITDA	102,630	86,431	19%	294,767	245,742	20%

Non-cash stock-based compensation expense	5,470	5,745		16,911	16,190
Depreciation, amortization, and accretion	71,537	71,580		212,315	206,325
Net Interest expense	17,253	18,095		52,568	55,180
Other loss	(3,672)	(2,415)		(7,767)	(2,415)
Income tax expense	897	179		1,650	609

Net Income (Loss)	$3,801	($11,583)		$3,556	($34,977)

Modified Gross Margin %	58.1%	57.2%		58.1%	56.7%

Modified EBITDA Margin %	35.2%	31.5%		34.1%	30.6%

Free Cash Flow:
Modified EBITDA	$102,630	$86,431	19%	$294,767	$245,742	20%
Less: Capital Expenditures	75,947	59,254	28%	203,989	192,940	6%

Unlevered Free Cash Flow	26,683	27,177	-2%	90,778	52,802	72%
Less: Net interest expense	17,253	18,095	-5%	52,568	55,180	-5%

Levered Free Cash Flow	$9,430	$9,082	4%	$38,210	($2,378)	n/a

Expenses included in M-EBITDA reported above (2)
Integration expenses (3)	—	$1,208		—	$4,304
Branding expenses	$295	14		$2,860	1,220

Total	$295	$1,222		$2,860	$5,524

Expenditures included in Capital Expenditures above (2)
Integration costs	$2,410	$6,423		$7,021	$25,309

Branding costs	$182	—		$315	—

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

(3)	Effective in 2008 the Company is no longer separately tracking operating-related integration expenses.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	September 30, 2008	June 30, 2008	Growth %
Revenue
Data and Internet services	$102,282	$97,318	5%
Network services	96,152	98,804	-3%
Voice services	83,927	84,707	-1%

Service Revenue	282,361	280,829	1%
Intercarrier compensation	9,258	9,341	-1%

Total Revenue	291,619	290,170	0.5%

Expenses
Operating costs	123,051	121,274

Gross Margin	168,568	168,896
Selling, general and administrative costs	71,408	75,483
Depreciation, amortization, and accretion	71,537	70,919

Operating Income	25,623	22,494
Interest expense	(18,771)	(18,860)
Interest income	1,518	1,538
Other loss	(3,672)	(4,095)

Income before income taxes	4,698	1,077
Income tax expense	897	378

Net Income	$3,801	$699

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$168,568	$168,896
Add back non-cash stock-based compensation expense	824	803

Modified Gross Margin	169,392	169,699	-0.2%

Selling, general and administrative costs	71,408	75,483
Add back non-cash stock-based compensation expense	4,646	4,553

Modified EBITDA	102,630	98,769	4%

Non-cash stock-based compensation expense	5,470	5,356
Depreciation, amortization, and accretion	71,537	70,919
Net Interest expense	17,253	17,322
Other loss	(3,672)	(4,095)
Income tax expense	897	378

Net Income	$3,801	$699

Modified Gross Margin %	58.1%	58.5%

Modified EBITDA Margin %	35.2%	34.0%

Free Cash Flow
Modified EBITDA	$102,630	$98,769	4%
Less: Capital Expenditures	75,947	68,405	11%

Unlevered Free Cash Flow	26,683	30,364	-12%
Less: Net interest expense	17,253	17,322	0%

Levered Free Cash Flow	$9,430	$13,042	-28%

Expenses included in M-EBITDA reported above (2)
Branding expenses	$295	$2,184

Expenditures included in Capital Expenditures above (2)
Integration costs	$2,410	$2,739

Branding costs	$182	$133

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	9/30/08	6/30/08	9/30/07
Weighted Average Shares Outstanding (thousands)
Basic	147,443	147,136	145,174

Diluted (2)	148,914	149,200	145,174

Basic Income (Loss) per Common Share	$0.03	$0.00	($0.08)

Diluted Income (Loss) per Common Share	$0.03	$0.00	($0.08)

	As of
	9/30/08	6/30/08	9/30/07
Common shares (thousands)
Actual Shares Outstanding	147,519	147,292	145,602

Options (thousands)
Options Outstanding	12,028	12,386	11,530

Options Exercisable	7,151	7,231	7,111

Options Exercisable and In-the-Money	1,519	2,522	2,958

(1)	For complete financials and related footnotes, please refer to the Company's SEC filings.

(2)	Stock options, restricted stock units and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if their inclusion would be anti-dilutive. See the Company's SEC filings for further details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	Sept. 30, 2008	June 30, 2008	Sept. 30, 2007
ASSETS
Cash and equivalents	$333,687	$325,156	$307,078
Receivables	83,331	86,418	91,330
Less: allowance	(9,723)	(9,595)	(11,039)

Net receivables	73,608	76,823	80,291
Other current assets	21,675	21,701	27,124
Property, plant and equipment	3,221,218	3,149,104	2,959,945
Less: accumulated depreciation	(1,921,960)	(1,856,891)	(1,669,005)

Net property, plant and equipment	1,299,258	1,292,213	1,290,940
Other Assets	529,546	540,125	534,563

Total	$2,257,774	$2,256,018	$2,239,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$38,757	$41,953	$39,786
Deferred revenue	29,183	28,162	24,986
Accrued taxes, franchise and other fees	69,378	71,280	80,173
Accrued interest	9,604	16,697	9,874
Accrued payroll and benefits	42,641	29,916	37,216
Accrued carrier costs	32,754	40,695	39,187
Current portion of debt and lease obligations	7,275	7,472	6,950
Other current liabilities	24,508	26,439	31,240

Total current liabilities	254,100	262,614	269,412
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B, due 1/7/2013	589,500	591,000	595,500
9 1/4% senior unsecured notes, due 2/15/2014	400,299	400,313	400,354
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750	373,750
Capital lease obligations	10,890	10,659	9,027
Less: current portion	(7,275)	(7,472)	(6,950)

Total long-term debt and capital lease obligations	1,367,164	1,368,250	1,371,681
Long-Term Deferred Revenue	18,254	18,785	20,072
Other Long-Term Liabilities	25,345	24,749	20,322
Stockholders’ Equity	592,911	581,620	558,509

Total	$2,257,774	$2,256,018	$2,239,996

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

tw telecom’s Strong Liquidity

(1)	The Company has no financial maintenance covenants as of September 30, 2008. There are financial maintenance covenants in the Company’s undrawn revolver which would only apply if drawn.

(2)	Based on annualized results for Q3 2008.

(3)	The Company has reflected a decrease in its existing $100 million revolver by $20 million for that portion of the commitment backed by a failed financial institution, as it is unknown at this time whether they will perform their obligations under the revolver.

(4)	See the Company’s SEC filing for a full description of the debt instruments.

No Near Term Major Debt Maturities

Weighted Cost of Debt is 5.5%

No Financial Maintenance Covenants (1)

Key debt metrics (2)

Net Debt/M-EBITDA: less than 3x

Interest Coverage: nearly 6x

Over $334 million cash & equivalents

Unused $80 million revolver (3)

Financial Flexibility

As of September 30, 2008:

Financial Flexibility

TWTC Debt Maturities

$1,000 $800 $600 $400 $200 $0

2008 2009 2010 2011 2012 2013 2014

$ in Millions

$374

$564

$400 $6 $6 $6 $6 $6

Bank Debt 9.25% Senior Notes Convertible Debentures (4)

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Sept. 30 2008	June 30, 2008
Cash flows from operating activities:
Net Income	$3,801	$699
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	71,537	70,919
Stock-based compensation	5,470	5,356
Investment impairment, deferred debt issue and other	5,331	4,676
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	3,248	(2,169)
Accounts payable, deferred revenue, and other liabilities	(9,996)	(7,702)

Net cash provided by operating activities	79,391	71,779

Cash flows from investing activities:
Capital expenditures	(75,169)	(66,845)
Proceeds from sale of assets and other investing activities	4,060	1,245

Net cash used in investing activities	(71,109)	(65,600)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee stock purchase plan	2,316	2,596
Payment of debt and capital lease obligations	(2,067)	(1,837)

Net cash provided by financing activities	249	759

Increase in cash and cash equivalents	8,531	6,938
Cash and cash equivalents at the beginning of the period	325,156	318,218

Cash and cash equivalents at the end of the period	$333,687	$325,156

Supplemental disclosures of cash flow information:
Cash paid for interest	$25,991	$11,843

Cash paid for income taxes	$71	$990

Addition of capital lease obligation	$778	$1,560

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$75,169	$66,845
Addition of capital lease obligation	778	1,560

Total capital expenditures	$75,947	$68,405

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2007				2008
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Route Miles
Metro	18,092	18,324	18,520	18,832	19,009	19,235	19,477
Regional	6,884	6,922	6,921	6,921	6,921	6,921	6,922

Total	24,976	25,246	25,441	25,753	25,930	26,156	26,399
Buildings (2)
Fiber connected buildings, on-net	7,689	7,884	8,109	8,355	8,587	8,810	9,109
Networks
Class 5 Switches	71	71	70	70	70	69	69
Soft Switches	35	35	35	36	36	36	36
Headcount
Total Headcount	2,778	2,817	2,876	2,859	2,883	2,890	2,827
Sales Associates (3)	490	497	519	508	511	517	485
Customers
Total Customers	31,431	31,342	31,440	31,638	31,200	30,663	30,006

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents locations to which the Company’s fiber network is directly connected.

(3)	Includes Sales Account Executives and Customer Care Specialists.